Exhibit 10.5

FACILITIES AGREEMENT

This Facilities Agreement (this “Agreement”), is made as of July 10, 2007 (the “Effective Date”), by and between PCP Acquisition, Inc., a Colorado corporation (the “Company”), and Perfect Circle Projectiles, LLC, an Illinois limited liability company (“Seller”).

1.            Background. This Agreement is entered into as consideration for and as a condition to the closing of the transactions contemplated by the Asset Purchase Agreement (the “Purchase Agreement”), dated as of the Effective Date by and between the Company, Seller Gary E. Gibson and Security With Advanced Technology, Inc.. The Company and Seller have entered into certain other agreements in connection with the Purchase Agreement, including, but not limited to, a Royalty Agreement (the “Royalty Agreement”) dated as of the Effective Date by and between the Company and Seller. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement and the Royalty Agreement.

2.            Use of Facilities and Facilities Reimbursement. Commencing on the Effective Date and continuing until the termination of this Agreement pursuant to Section 3 (the “Term”), Seller shall produce Products for the Company at Seller’s facilities as requested by the Company. During the term, the Company shall reimburse Seller for all actual, direct and incremental out-of-pocket costs incurred by Seller in producing Products manufactured at Seller’s facilities for the Company. Seller agrees to invoice the Company once per month for such reimbursement of costs and the Company agrees to pay Seller within 30 days of receipt of Seller’s invoice.

3.            Termination. Either party may terminate this Agreement (a) upon 180 days’ written notice to the other party for any reason or no reason at all or (b) upon 30 days’ written notice to the other party due to such other party’s material breach of this Agreement if such breaching party has not cured such breach to the satisfaction of the non-breaching party within such 30-day period. At any time during the Term that the Company is able to produce the Products at its own facilities during the Term, the 180-day period set forth in Section 3(a) shall be reduced to 120 days.

4.            Amendments. Any waiver, amendment, modification or supplement of or to any term or condition of this Agreement shall be effective only if in writing and signed by all parties hereto.

5.            Severable. If any portion of this Agreement is held to be invalid, the same will not affect in any respect whatsoever the validity of the remainder of this Agreement.

6.            Captions. Article or paragraph titles or other headings contained in this Agreement are for convenience only and will not be deemed a part of the context of this Agreement.

7.            Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.            Successors and Assigns. This Agreement may not be assigned by Seller. This Agreement shall inure to the benefit of the Company and its successors and assigns.

9.            Waiver. Any waiver by any party of a breach of any provisions of this Agreement will not operate as or be construed to be a waiver of any subsequent breach hereof.

10.          Notices. Any notices or other communications required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (a) hand delivered, (b) sent by a nationally recognized overnight courier for next business day delivery or (c) sent by telephone facsimile transmission (with prompt oral confirmation of receipt) as follows:

As to Seller:

Perfect Circle Projectiles, LLC

28101 Ballard Drive, Unit C

Lake Forest, Illinois 60045

Fax No.: (847) 367-8980

Attention: Gary E. Gibson

With a copy to:

Shadle & Associates, Ltd.

1019 W. Wise Road, Suite 200

Schaumburg, Illinois 60193

Fax No: (847) 891-3038

Attention: Ronald E. Shadle

As to the Company:

PCP Acquistion, Inc.

10855 Dover Street, Suite 1100

Westminster, Colorado 80021

Attention: Scott Sutton

Fax No.: (303) 439-0414

With a copy to:

Brownstein Hyatt Farber Schreck, P.C.

410 Seventeenth Street, Suite 2200
Denver, Colorado 80202
Attention: Adam J. Agron
Fax: (303) 223-1111

or at such other address as any party may specify by notice given to the other party in accordance with this Section 10. The date of giving of any such notice shall be the date of hand delivery, the business day sent by telephone facsimile, and the day after delivery to the overnight courier service.

11.          Governing Law. This Agreement shall be governed by, and construed in accordance with the internal laws of the State of Delaware, without reference to the choice of law or conflicts of law principles thereof.

12.         WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

13.          Entire Agreement. This Agreement contains the entire agreement of the Parties as to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof.

14.        Arbitration. The parties will arbitrate any dispute arising out of this Agreement pursuant to the terms of Section 9.12 of the Purchase Agreement.

15.        Default. In the event that amounts due to Seller are not paid when due then the unpaid balance shall accrue interest at the rate of 1% per month until paid, and the Company on demand from Seller shall pay to Seller all costs incurred or paid by Seller in connection with this Agreement, including but not limited to attorney’s fees and costs for (i) enforcing or attempting to enforce any of Seller’s rights and remedies, and (ii) collecting the amounts due.

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                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

PCP Acquistion, Inc.

By:	/s/ Jeffrey G. McGonegal

Jeffrey G. McGonegal

Chief Financial Officer

SELLER:

Perfect Circle Projectiles, LLC

By:	/s/ Gary E. Gibson

Gary E. Gibson

Manager